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                                                                    EXHIBIT 10.1

                                LICENSE AGREEMENT

BETWEEN:

      THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia and having its administrative offices at 2075 Wesbrook Mall, in the City of Vancouver, in the Province of British Columbia, V6T I W5

                                                              (the "University")

AND:

      CHEMOKINE THERAPEUTICS CORP., a corporation incorporated under the laws of the State of Washington, and having an office at Suite 2200 - 1420 Fifth Avenue, in the City of Seattle, in the State of Washington 98101

                                                                (the "Licensee")

      WHEREAS:

      A. The University has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to "Stromal Derived Factor I (SDF-1) Peptide Agonists and Antagonists" for the development of therapeutics for the treatment of humans, which research was undertaken by Dr. Ian Clark-Lewis in the Biomedical Research Centre and the Department of Biochemistry and Molecular Biology at the University;

      B. The University is desirous of entering into this Agreement with the objective of furthering society's use of its advanced technology, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution;

      C. The Licensee is desirous of the University granting an exclusive, world-wide license to the Licensee to use or cause to be used such technology to manufacture, distribute, market, sell, lease and/or license or sublicense products derived or developed from such technology and to sell the same to the general public during the term of this Agreement.

      D. The Licensee has exercised its option under the Option Agreement dated January 6, 1999 to license such technology upon the specific terms and conditions contained in this Agreement.

      NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

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1.    DEFINITIONS:

      1.1 In this Agreement, unless a contrary intention appears, the following words and phrases shall mean:

            (a) "ACCOUNTING": an accounting statement setting out in detail how the amount of Revenue was determined,

            (b) "AFFILIATED COMPANY" OR "AFFILIATED COMPANIES": two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) or more of the voting shares of each of them is owned by the same person, corporation or other legal entity,

            (c) "CONFIDENTIAL INFORMATION": any part of the Information which is designated by the University as confidential, whether orally or in writing but excluding any part of the Information:

                  (i) possessed by the Licensee prior to receipt from the University, other than through prior disclosure by the University, as evidenced by the Licensee's business records;

                  (ii) published or available to the general public otherwise than through a breach of this Agreement;

                  (iii) obtained by the Licensee from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the University; or

                  (iv) independently developed by employees, agents or consultants of the Licensee who had no knowledge of or access to the University's Information as evidenced by the Licensee's business records,

            (d) "DATE OF COMMENCEMENT" OR "COMMENCEMENT DATE": this Agreement will be deemed to have come into force on the Date of Commencement which shall be the day this Agreement is executed, and shall be read and construed accordingly,

            (e) "EFFECTIVE DATE OF TERMINATION": the date on which this Agreement is terminated pursuant to Article 18,

            (f) "IMPROVEMENTS": collectively the Licensee Improvements, Joint improvements and University Improvements,

            (g) "INFORMATION": any and all Technology and any and all Improvements, the terms and conditions of this Agreement, and any and all oral, written, electronic or other communications and other information disclosed or provided by the parties including any and all analyses or conclusions drawn or derived therefrom regarding this Agreement and information developed or disclosed hereunder, or any party's raw materials, processes, formulations, analytical procedures, methodologies, products, samples and specimens or functions,

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            (h) "JOINT IMPROVEMENTS": shall mean any and all Improvements, variations, updates, modifications, enhancements and alterations to the Technology which are invented, developed or acquired jointly by the University and the Licensee, at any, time after the Commencement Date,

            (i) "LICENSEE IMPROVEMENTS": shall mean any and all Improvements, variations, updates, modifications, enhancements and alterations to the Technology invented, developed and/or acquired solely by the Licensee, at any time after the Commencement Date, which may be practised without use of the Technology or infringing the patents or patent applications set out on Schedule "A" hereto,

            (j) "PRODUCT(S)": goods manufactured in connection with the use of all or some of the Technology and/or any Improvements,

            (k) "PRODUCT APPROVAL": shall mean the date the Licensee files for new drug approval with respect to the Technology and/or any Improvements

            (l) "REVENUE": all revenues, receipts, movies, and the fair market value of all other , consideration directly or indirectly collected or received whether by way of cash or credit or any barter, benefit, advantage, or concession received by the Licensee or any Sublicensee from the marketing, manufacturing, sale, distribution, or teasing of the Technology and any Improvements, and/or' any Products in any or all parts of the world where the Licensee is permitted by law and this Agreement to market, manufacture, sell, distribute, -or lease the Technology and any Improvements, and/or any Products, less the following deductions to the extent included in the amounts invoiced and thereafter actually allowed and taken:

                  (i) credit, allowances or refunds given on account of returned goods,

                  (ii) transportation charges invoiced separately and actually charged to third parties,

                  (iii) taxes, duties and customs on all sales of Products,

                  (iv) agents' commissions paid by the Licensee for the sale of Products, and

                  (v) bona fide special rebates provided for Products purchased by third parties.

                  Where any Revenue is derived from a country other than Canada it shall be converted to the equivalent in Canadian dollars on the date the Licensee is deemed to have received such Revenue pursuant to the terms hereof at the rate of exchange set by the Bank of Montreal for buying such currency. The amount of Canadian dollars pursuant to such conversion shall be included in the Revenue,

            (m) "ROYALTY DUE DATES": the last working day of March, June, September and December of each and every year during which this Agreement remains in full force and effect,

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            (n) "TECHNOLOGY": any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, prior to the Date of Commencement by the University or the Licensee relating to, and including the technology described in Schedule "A" hereto, as amended from time to time, including, without limitation, all research, data, specifications, instructions, manuals, papers or other materials of any nature whatsoever, whether written or otherwise, relating to same,

            (o) "UBC TRADE-MARKS": any mark, trade-mark, service mark, logo, insignia, seal, design, symbol, or device used by the University in any manner whatsoever,

            (p) "UNIVERSITY IMPROVEMENTS": shall mean any and all Improvements, variations, updates, modifications, enhancements and alterations to the Technology invented, developed and/or acquired at any time after the Commencement Date solely by the University.

2.    PROPERTY RIGHTS IN AND TO THE TECHNOLOGY:

      2.1 The parties hereto hereby acknowledge and agree that the University owns any and all right, title and interest in and to the Technology, as well as any and all University Improvements. The parties hereto hereby acknowledge and agree that the University and the Licensee each own a 50% interest in the Joint Improvements.

      2.2 The Licensee shall, at the request of the University, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Technology and any University Improvements remains with the University.

      2.3 On the last working day of June and December of each and every year during which this Agreement remains in full force and effect, the Licensee shall deliver in writing the details of any and all Joint Improvements which the Licensee and any sublicensees of the Licensee has developed and/or acquired during the previous six month period.

3.    GRANT OF LICENSE:

      3.1 In consideration of the royalty payments reserved herein, and the covenants on the part of the Licensee contained herein, the University hereby grants to the Licensee an exclusive world-wide license to use and sublicense the Technology, Duty University Improvements and Joint Improvements and to manufacture, distribute, and sell Products within the field of development of therapeutics for the treatment of humans on the terms and conditions hereinafter set forth during the term of this Agreement.

      3.2 The license granted herein is personal to the Licensee and is not granted to any Affiliated Company or Affiliated Companies.

      3.3 The Licensee shall not cross-license the Technology or any University Improvements or Joint Improvements without the prior written consent of the University.

      3.4 Notwithstanding Article 3.1 herein, the parties acknowledge and agree that the University may use the Technology and any Improvements without charge in any manner whatsoever for research, scholarly publication, educational or other non-commercial use.

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      3.5 As part of the consideration for the rights granted by the University to the Licensee hereunder, the Licensee agrees to pay to the University as an initial license fee the sum of $15,000.00 (Canadian funds) (the "Initial License Fee"). The said sum shall be paid concurrently with the execution of this Agreement. Neither all nor any portion of the said sum shall be refundable to the Licensee under any circumstances.

      3.6 Upon execution of this Agreement, the University may register a financing statement with respect to this Agreement under the provisions of the Personal Property Security Act of British Columbia and/or' under the provisions of similar legislation in those jurisdictions in which the Licensee carries on business and/or has its chief place of business. All costs associated with the registrations contemplated by this Article 3.6 shall be paid for by the Licensee.

      3.7 The Licensee hereby gives written notice to the University that it is carrying on business in Washington, U.S.A. and shall give written notice to the University if it is carrying on business and/or locates its chief place of business in another jurisdiction outside British Columbia and Washington, prior to beginning business in that other jurisdiction.

      3.8 If the University has registered one or more financing statements as set forth in Article 3.6, the Licensee shall give written notice to the University of any and all changes of jurisdiction within or outside of Canada in which it is carrying on business and/or any and all changes in jurisdiction of its chief place of business within or outside of Canada and shall rile the appropriate documents in the various provincial Personal Property Registries or similar registries within or outside of Canada to document such changes in jurisdiction and furnish the University with a copy of the verification with respect to each such filing within 15 days after receipt of same. All costs associated with the registrations contemplated by this Article 3.8 shall be paid for by the Licensee ,

4.    SUBLICENSING:

      4.1 The Licensee shall have the right to grant sublicenses to Affiliated Companies and other third parties with respect to the Technology and any University Improvements or Joint Improvements within the field of development of therapeutics for the treatment of humans with the prior written consent of the University. The Licensee will furnish the University with a copy of each sublicense granted within 30 days after execution.

      4.2 Any sublicense granted by the Licensee shall be personal to the sublicensee and shall not be assignable without the prior written consent of the University. Such sublicenses shall contain covenants by the sublicensee to observe and perform similar terms and conditions to those in this Agreement.

      4.3 Prior to the beginning of a sublicense agreement, the Licensee shall give written notice to the University as to which jurisdictions the applicable sublicensee is carrying on business in. Within five days of being aware of the same, the Licensee shall provide written notice to the University if any sublicensee is carrying on business in a jurisdiction outside of British Columbia.

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      4.4 If the University has registered one or more financing statements as set forth in Article 3.6, the Licensee shall register a financing change statement under the provisions of the Personal Property Security Act of British Columbia and/or under the provisions of similar legislation in those jurisdictions in which each sublicensee carries on business or has its chief place of business in order to add each sublicensee as an additional debtor to the registration referred to in Article 3.6 forthwith upon execution of each sublicense, and shall furnish the University with a copy of the verification statement with respect to each such filing within 15 days after receipt of same. All costs associated with the flings contemplated by this Article 4.4 shall be paid for by the Licensee. The Licensee shall give written notice to the University of any and all changes of jurisdiction within or outside of Canada in which each sublicensee is carrying on business and/or any and all changes in, jurisdiction of each sublicensee's chief place of business and shall file the appropriate documents in the various provincial Personal Property Registries or similar registries within or outside of Canada to document such changes in jurisdiction.

5.    ROYALTIES AND MILESTONE PAYMENTS

      5.1 In consideration of the license granted hereunder, the Licensee shall pay to the University a royalty comprised of 2% of the Revenue.

      5.2 The royalty shall become due and payable within 30 days of each respective Royalty Due Date and shall be calculated with respect to the Revenue in the three month period immediately preceding the applicable Royalty Due Date.

      5.3 All payments of royalties made by the Licensee to the University hereunder shall be made in Canadian dollars without any reduction or deduction of any nature or kind whatsoever, except as may be prescribed by Canadian law.

      5.4 Products shall be deemed to have been sold by the Licensee and included in the Revenue when invoiced, or if not invoiced, then when delivered, shipped, or paid for, whichever is the first. Revenue from any Sublicensee shall be deemed to have been received by the Licensee with respect to each of its sublicensees when such consideration is actually received by the Licensee from its sublicensees.

      5.5 Any transaction, disposition, or other dealing involving the Technology or any part thereof between the Licensee and another person that is not made at fair market value shall be deemed to have been made at fair market value, and the fair market value of that transaction, disposition, or other dealing shall be added to and deemed part of the Revenue and shall be included in the calculation of royalties under this Agreement.

      5.6 The Licensee shall pay to the University as milestone payments the following amounts:

            (a) upon filing IND with respect to the Technology or any Improvements in any jurisdiction the `sum of $50,000.00,

            (b) upon the completion of Phase II clinical trials with respect to the Technology or any Improvements in any jurisdiction the sum of $100,000.00,

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            (c) upon the completion of Phase III clinical trials with respect to the Technology or any Improvements in any jurisdiction the sum of $250,000.00, and

            (d) upon the filing for new drug approval with respect to the Technology or any Improvements in any jurisdiction the sum of $500,000.00.

6.    MINIMUM ANNUAL ROYALTY:

      6.1 The Licensee shall pay to the University a minimum' annual advance on earned royalties as specified in Schedule "B" hereto, beginning one year from the date of Product Approval (the "Annual Royalty Due Date") and payment of such amounts specified in Schedule "B" hereto on each and every Annual Royalty Due Date in each subsequent year thereafter, during the Term of this Agreement. Such payment shall be non-refundable, except that the amount by which the minimum royalty as paid exceeds the earned royalties payable in any year, such excess shall be credited against earned royalties in the subsequent year.

7.    PATENTS:

      7.1 The Licensee acknowledges that the University is the owner of the patent applications set forth in Schedule "A" hereto (the "Patent Portfolio"). The University, at all times shall have the right to manage the Patent Portfolio, provided that the University shall, on request by the Licensee:

            (a) consult with the Licensee prior to making any material decision in relation to the management of the Patent Portfolio, and

            (b) provide for review by the Licensee copies of any patent applications prior to filing and copies of material correspondence sent or received by the University in connection with the prosecution of any patent application made under this Article 7.

      The University may, at its sole discretion, assign to the Licensee the right to manage the Patent Portfolio.

      7.2 The Licensee agrees to pay all costs incurred in relation to the management of the Patent Portfolio and any further applications made by the Licensee pursuant to Article 7.4 after the Commencement Date. Without limiting the generality of the forgoing the Licensee agrees to pay for all costs with respect to the Patent Portfolio, patent applications, divisionals, substitutions, continuations, continuations in part, all claims of foreign patent applications and any and all patents relating to the Technology and any Improvements licensed hereunder,, and with respect to any and all maintenance fees for any and all patents relating to the Technology and any Improvements licensed hereunder.

      7.3 The parties acknowledge and agree that the Licensee has reimbursed the University for the patent costs incurred to February 1, 1999 of $1,199.88 (Canadian Funds) as an option fee upon the execution of the Option Agreement between the parties dated January 1, 1999. Neither all nor any portion of the said sum shall be refundable to' the Licensee under any circumstances.

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      7.4 The Licensee shall have the right to identify any process, use or products arising out of the Technology and any Improvements that may be patentable and the University shall, upon the request of the Licensee, take all reasonable steps to apply for a patent in the name of the University provided that the Licensee pays all costs of applying for, registering, and maintaining the patent in those jurisdictions in which the Licensee might designate that a patent is required.

      7.5 In the event of the issuance of a patent, the Licensee shall have the right to become, and shall become the Licensee of the same all pursuant to the terms contained herein.

      7.6 The Licensee shall not contest the validity or scope of any and all patents relating to the Technology and any University Improvements or Joint Improvements licensed hereunder.

      7.7 The Licensee will ensure proper patent marking for all Technology, and any Improvements licensed hereunder and shall clearly mark the appropriate patent numbers on any Products made using the Technology and any Improvements or any patented processes used to make such Products.

8.    DISCLAIMER OF WARRANTY:

      8.1 The University makes no representations, conditions, or warranties, either express or implied, with respect to the Technology or any Improvements or the Products. Without limiting the generality of the foregoing, the University specifically disclaims any implied warranty, condition, or representation that the Technology or any Improvements or the Products:

            (a) shall correspond with a particular description;

            (b) are of merchantable quality;

            (c) are fit for a particular purpose; or

            (d) are durable for a reasonable period of time.

      The University shall not be liable for any loss, whether direct, consequential, incidental, or special which the Licensee suffers arising from any defect, error, fault, or failure to perform with respect to the Technology or any Improvements or Products, even if the University has been advised of the possibility of such defect, error, fault, or failure. The Licensee acknowledges that it has been advised by the University to undertake its own due diligence with respect to the Technology and any Improvements.

      8.2 The parties acknowledge and agree that the International Sale of Goods Act and the United Nations Convention on Contracts for the International Sale of Goods have no application to this Agreement.

      8.3 Nothing in this Agreement shall be construed as:

            (a) a warranty or representation by the University as to title to the Technology and/or any Improvement or that anything made, used, sold or otherwise disposed of under the

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license granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights,

            (b) an obligation by the University to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights, or

            (c) the conferring by the University of the right to use in advertising or publicity the name of the University or UBC Trade-marks.

      8.4 Notwithstanding Article 8.3, in the event of an alleged infringement of the Technology or any University Improvements or Joint Improvements or any right with respect to the Technology or any University Improvements or Joint Improvements; the: Licensee shall have; upon receiving the prior written consent of the University, the right to prosecute litigation designed to enjoin infringers of the Technology or any University Improvements or Joint Improvements. Provided that it has first granted its prior written consent, the University agrees to co-operate to the extent of executing all necessary documents and to vest in the Licensee the right to institute any such suits, so long as all the direct or indirect costs and expenses of bringing and conducting any such litigation or settlement shall be borne by the Licensee and in such event all recoveries shall enure to the Licensee.

      8.5 In the event that any complaint alleging infringement or violation of any patent or other proprietary rights is made against the Licensee or a sublicensee of the Licensee with respect to the use of the Technology or any University Improvements or Joint Improvements or the manufacture, use or sale of the Products, the following procedure shall be adopted:

            (a) the Licensee shall promptly notify the University upon receipt of any such complaint and shall keep the University fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a sublicensee,

            (b) except as provided in Article 8.5(d), all costs and expenses incurred by the Licensee or any sublicensee of the Licensee in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be paid by the Licensee or any sublicensee of the Licensee, as the case may be,

            (c) no decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with and approval by the University.

            (d) the University may elect to participate formally in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such formal participation shall be paid by the University (subject to the possibility of recovery of some or all of such additional expenses from the complainant),

            (e) notwithstanding Article 8.3, if the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing to make or accept such offer and the other is not, then the unwilling party shall conduct all further proceedings at its own expense, and shall be responsible for the full amount of any damages, costs, accounting of profits and

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settlement costs in excess of those provided in such offer, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a lower payment of costs, damages, accounting of profits and settlement costs than that provided in such offer.

            (f) the royalties payable pursuant to this Agreement shall be paid by the Licensee to the University in trust from the date the complaint is made until such time as a resolution of the complaint has been finalized. If the complainant prevails in the complaint, then the royalties paid to the University in trust pursuant to this Article shall be returned to the Licensee, provided that the amount `returned to the Licensee hereunder shall not exceed the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint. If the complainant does not prevail in the complaint, then the University shall be entitled to retain all royalties paid to it pursuant to this Article.

9.    INDEMNITY AND LIMITATION OF LIABILITY:

      9.1 The Licensee hereby indemnifies, holds harmless and defends the University, its Board of Governors, officers, employees, faculty, students, invitees, and agents against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the exercise of any rights under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out off the use of the Technology or any Improvements or Products licensed under this Agreement by the Licensee or its sublicensees, or their customers or end-users howsoever the same may arise.

      9.2 Subject to Article 9.3, the University's total liability, whether under the express or implied terms of this Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect, special, or any other similar or like damage that may arise or does arise from any breaches of this Agreement by the University, its Board of Governors, officers, employees, faculty, students, or agents shall be limited to the amount of the Initial License Fee paid pursuant to Article 3.5.

      9.3 In no event shall the University be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

      9.4 No action, whether in contract or tort (including negligence), or otherwise arising out of or in connection with this Agreement may be brought by the Licensee more than six months after the cause of action has occurred.

10.   PUBLICATION AND CONFIDENTIALITY:

      10.1 The Information shall be developed, received, and used by the Licensee solely in furtherance of the purposes set forth in this Agreement subject to the terms and conditions set forth in this Article 10.

      10.2 The Licensee shall keep and use all of the Confidential Information in confidence and will not, without the University's prior written consent, disclose any Confidential Information to any person or entity, except those of the Licensee's officers, employees, consultants, agents and assigns who require said Confidential Information in performing their

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obligations under this Agreement. The Licensee covenants and agrees that it will initiate and maintain an appropriate internal program limiting the internal distribution of the Confidential Information to its officers, servants or agents and to obtain signed confidentiality and non-disclosure agreements in a form approved by the Licensee's Board of Directors from any and all persons who may have access to the Confidential Information.

      10.3 The Licensee shall not use, either directly or indirectly, any Confidential Information for any purpose other than as set forth herein without the University's prior written consent.

      10.4 In the event that the Licensee is required by judicial or administrative process to disclose any or all of the Confidential Information, the Licensee shall promptly notify the University and allow the University reasonable time to oppose such process before disclosing any Confidential,, information.

      10.5 Notwithstanding any termination or expiration of this Agreement, the obligations created in this Article 10 shall survive and be binding upon the Licensee, its successors and assigns.

      10.6 The University shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications accounts of its research relating to the information; provided that with respect to Confidential Information only, the Licensee shall have been furnished copies of the disclosure proposed therefor at least 60 days in advance :Of the presentation or publication date and does not within 30 days after receipt of the proposed disclosure object to such presentation or publication. Any objection to a proposed presentation or publication shall specify the portions of the presentation or publication considered objectionable (the "Objectionable Material"). Upon receipt of notification from the Licensee that any proposed publication or disclosure contains. Objectionable Material, the University and the Licensee shall work together to revise the proposed publication or presentation to remove or alter the Objectionable Material in a manner acceptable to the Licensee, in which case the Licensee shall withdraw its objection. In the event that an objection is made, disclosure of the Objectionable Material shall not be made for a period of 6 months after the date the Licensee has received the proposed publication or presentation relating to the Objectionable Material. The University shall co-operate in all reasonable respects in making revisions to any proposed disclosures if considered by the Licensee to contain Objectionable Material. The University shall not be restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. After the 6 month period has elapsed, the University shall be free' to present and/or publish the proposed publication or presentation, whether or not it contains Objectionable Material.

      10.7 The Licensee requires of the University, and the University agrees insofar as it may be permitted to do so at law, that this Agreement, and each part of it, is confidential and shall not be disclosed to third parties, as the Licensee claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee's competitive position and/or interfere with the Licensee's negotiations with prospective sublicensees. Notwithstanding anything contained in this Article, the parties hereto

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acknowledge and agree that the University may identify the title of this
Agreement, the parties to this Agreement, and the names of the inventors of the Technology and any Improvements.

11.   PRODUCTION AND MARKETING:

      11.1 The Licensee shall not use any of the UBC Trade-marks or make reference to the University or its name in any advertising or publicity whatsoever, without the prior written consent of the University, except as required by law. Without limiting the generality of the foregoing, the Licensee shall not issue a press release with respect to this Agreement or any activity contemplated herein without the prior review and approval of same by the University, except as required by law. If the Licensee is required by law to act in contravention of this Article, the Licensee shall provide the University with sufficient advance notice in writing to permit the University to bring an application or other proceeding to contest the requirement.

      11.2 The Licensee will not register or use any trade-marks in association with the Products without the prior written consent of the University.

      11.3 The Licensee represents and warrants to the University that:

            (a) it has the infrastructure, expertise and resources to develop and commercialize the Technology and any Improvements;

            (b) it has the infrastructure, expertise and resources to track and monitor on an ongoing basis performance under the terms of each sublicense agreement entered into by the Licensee;

            (c) it has the expertise and resources to monitor on a world wide basis patent infringement with respect to any patent relating to the Technology and any Improvements licensed hereunder;

            (d) it has the infrastructure, expertise and resources to initiate and maintain an appropriate program limiting the distribution of the Information, Technology, and any Improvements and any related biological materials as set out in this Agreement and to obtain the appropriate non-disclosure agreements from all persons, who may have access to the Technology, and any Improvements `and related biological materials;

            (e) it will throughout the Term of this Agreement allocate to the development and commercialization of the Technology, and any Improvements at least the same degree of diligence, expertise, infrastructure, and resources as the Licensee is allocating to the most favoured therapeutic drug developed and marketed by the Licensee.

      11.4 The Licensee shall use its best efforts to promote, market and sell the Products and utilize the technology and any Improvements and to meet or cause to be met the market demand for the Products and the utilization of the Technology and any Improvements. Without limiting the generality of the foregoing, the Licensee covenants and agrees that it shall:

            (a) file the IND within 48 months of the Commencement Date. The Licensee covenants to furnish the University with a copy of the verification with respect to such filing within 15 days after receipt of the same;

            (b) commence Phase I clinical trials within 54 months of the Commencement Date. The Licensee covenants to notify the University, in writing, within 15 days of the commencement of Phase I clinical trials;

            (c) commence Phase 11 clinical trials within 66 months of the Commencement Date. The Licensee covenants to notify the University, in writing, within 15 days of the commencement of Phase 11 clinical trials;

            (d) commence Phase III clinical trials within `84 months of the Commencement Date. The Licensee covenants to notify the University, in writing, within 15 days of the commencement of Phase III clinical trials;

            (e) file a new drug approval within 120 months of the Commencement Date. The Licensee covenants to furnish the University with a copy of the verification with respect to such filing within 15 days after receipt of the same; and

            (f) approve the Products to the Market within 132 months of the Commencement Date.

      11.5 The Licensee has submitted a written plan (the "Business Plan") to the University, outlining the Licensee's strategy for developing and commercializing the Technology and any Improvements. The Licensee shall update the Business Plan from time to time, and provide to the University, not more than once annually and within 60 days of a request by the University, an updated Business Plan report that includes:

            (a) a summary of new improvements, modifications and enhancements to the Technology made by the Licensee or any sublicensee; and

            (b) relevant market information and projections of Revenues for the next 12 months.

      The University shall have the right to review and approve each update of the Business Plan and request reasonable changes and modifications if the Business Plan is deemed to be inadequate. Performance by the Licensee in accordance with the Business Plan, once approved by the University, shall be an integral part of the Licensee's obligation to use its best efforts to develop, promote, market the Technology.

      11.6 The Parties will meet annually to review progress on the development and commercialization of the Technology, and conduct two major reviews within 36 and 60 months of the Commencement Date to determine the progress by the Licensee in meeting the objectives and milestones set out in Article 11.4 and/or the Licensee's approved Business Plan. If after such a review the University has identified any deficiency by the Licensee's progress in meeting the objectives set out in Article 11.4 and l or the Licensee's approved Business Plan, then the University may at its option:

            (a) give notice to cure such default or correct any deficiency in accordance with Article 18.4 hereof;

            (b) appoint an Evaluator to conduct an evaluation to further review the Licensee's performance under Article 11.7 hereof, or

            (c) exercise any of its other rights on default by the Licensee in accordance with Article 18 hereof.

      11.7 In the event that the University is of the view that the Licensee is in breach of Article 11.4, the University shall notify the Licensee and the parties hereto shall appoint a mutually acceptable person as an independent evaluator (the "Evaluator") to conduct the evaluation set forth in Article 11.6. In the event that the parties cannot agree on such an Evaluator, the appointing authority shall be the British Columbia International Commercial Arbitration Centre.

      11.8 Unless the Parties mutually agree otherwise, the following rules and procedures shall govern the conduct of the parties and the Evaluator before and during the investigation by the Evaluator:

            (a) within 30 days of the appointment of the Evaluator each party shall provide to the Evaluator and the other party copies of all documents, statements and records on which the party intends to rely in presenting its position to the Evaluator;

            (b) within 45 days of the appointment of the Evaluator the Licensee shall provide to the Evaluator and the University a written summary of its position. On receipt of the Licensee's summary the University shall have 15 days to prepare and submit to the Licensee and the Evaluator its own summary in reply to the summary submitted by the Licensee;

            (c) on receipt of the documents, statements, records and summaries submitted by the parties the Evaluator shall have 30 days within which to conduct such further inquiries as he or she may deem necessary, for the purpose of reviewing the efforts made by the Licensee with respect to the promotion, marketing and sale of the Products and the Technology and any Improvements in compliance with the requirements of Article 11.4. For the purpose of conducting such an inquiry, the Evaluator shall have the right to:

                  (i) require either party to disclose any further documents or records which the Evaluator considers to be relevant:

                  (ii) interview or question either orally (or by way of written questions) one or more representatives of either party on issues deemed to be relevant by the Evaluator;

                  (iii) make an "on site" inspection of the Licensee's facilities;

                  (iv) obtain if necessary, the assistance of an independent expert to provide technical information with respect to any area in which the Evaluator does not have a specific expertise;

            (d) On completion of the Inquiry described in Article 11.6(c) the Evaluator shall within l S days prepare a report setting out his or her findings and conclusions as to whether or not the Licensee has committed a breach of
Article 11.4. If the Evaluator has determined that the Licensee has committed a breach of Article 11.4, then the Evaluator shall also set out in the report his or her conclusions as to whether such breach:

                  (i) was substantially due to external market conditions not within the control of the Licensee, or

                  (ii) was substantially due to the Licensees failure to use its best efforts to comply with the requirements of Article 11.4.

            (e) The report and- conclusions of the Evaluator shall be delivered to the Licensee and the University, and shall be accepted by both parties as final and binding.

      11.9 If the Evaluator concludes:

            (a) pursuant to Article 11.6(d)(i) that the Licensee's breach was substantially due to external market conditions, then the University may at its option terminate the Licensee's right - to grant further sublicenses `of the Technology and any Improvements, and may continue the license granted hereunder as an exclusive license to the Licensee, but with all other terms and conditions of this Agreement unchanged;

            (b) pursuant to Article 11.6(d)(ii) that the Licensee's breach was substantially due to the Licensee's failure to use its best efforts then the University shall at its option have the right to terminate this Agreement as provided in Article 18;

            (c) pursuant to Article 11.6(d) that the Licensee is not in breach of Article 11.4, then the University shall not terminate this Agreement for breach of Article 11.4, nor shall it change the nature of the license granted hereunder.

      11.10 The University may not calf for more than one evaluation pursuant to
Article 11.5 in each calendar year. The cost of an evaluation hereunder shall be borne 50% by the Licensee and 50% by the University.

12.   ACCOUNTING RECORDS:

      12.1 The Licensee shall maintain at its principal place of business, or such other place as may be most convenient, separate accounts and records of all Revenues, and all business done pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper returns to be made under this Agreement, and the Licensee shall cause its sublicensees to keep similar accounts and records.

      12.2 The Licensee shall deliver to the University on the date 30 days after each and every Royalty Due Date, together with the royalty payable thereunder, the Accounting and a report on all Sublicensing activity, including an accounting statement setting out in detail how the amount of Revenue for each Sublicensee was determined and identifying each sublicensee and the location of the business of each sublicensee.

      12.3 The calculation of royalties shall be carried out in accordance with generally accepted Canadian accounting principles ("GAA)"), or the standards and principles adopted by the U.S. Financial Accounting Standards Board ("FASB") applied on a consistent basis.

      12.4 The Licensee shall retain the accounts and records referred to in
Article 12.1 above for at least six years after the date upon which they were made and shall permit any duly authorized representative of the University to inspect such, accounts and records during normal business hours of the Licensee at the University's expense. The Licensee shall furnish such reasonable evidence as such representative, will deem necessary to verify the Accounting and will permit such representative to make copies of or extracts from such accounts, records and agreements at the University's expense. If an inspection of the Licensee's records by the University shows an under-reporting or underpayment by the Licensee of any amount to the University, in excess of 5% for any 12 month period, then the Licensee shall reimburse the University for the cost of the inspection as well as pay to the University any amount found due (including any late payment charges or interest) within 30 days of notice by the University to the Licensee.

      12.5 During the term of this Agreement and thereafter, the University shall use reasonable efforts to ensure that ail information provided to the University or its representatives pursuant to this Article remains confidential and is treated as such by the University

13.   INSURANCE:

      13.1 Unless satisfactory arrangements are made between the Licensee and the University with respect to a self-insurance program or the requirement for insurance hereunder is waived by the University sixty (60) days prior to the first sale of a Product, then the Licensee shall procure and maintain, during the term of this Agreement the insurance outlined in Articles 13 2 and 13 3 and otherwise comply with the insurance provisions contained at Articles 13 2 and 13.3.

      13.2 One month prior to the first sale of a Product, the Licensee will give notice to the University of the terms and amount of the public liability, product liability and errors and omissions insurance which it has placed in respect of the same, which in no case shall be less than the insurance which a reasonable and prudent businessman carrying on a similar line of business would acquire. This insurance shall be placed with a reputable and financially secure insurance carrier, shall include the University, its Board of Governors, faculty, officers, employees, students, and agents as additional insureds, and shall provide primary coverage with respect to the activities contemplated by this Agreement. Such policy shall include severability of interest and cross-liability clauses and shall provide that the policy shall not be cancelled or materially altered except upon at least 30 days written notice to the University. The University shall have the right to require reasonable amendments to the terms or the amount of coverage contained in the policy. Failing the parties agreeing on the appropriate terms or the amount of coverage, then the matter shall be determined by arbitration as provided for herein. The Licensee shall provide the University with certificates of insurance evidencing such coverage seven days before commencement of sales of any Product and the Licensee covenants not to sell any Product before such certificate is provided and approved by the University, or to sell any Product at any time unless the insurance outlined in this Article 13.2 is in effect.

      13.3 The Licensee shall require that each sublicensee under this Agreement shall procure and maintain, during the term of the sublicense, public liability, product liability and errors and omissions insurance in reasonable amounts, with a reputable and financially secure insurance carrier. The Licensee shall use its best efforts to ensure that any and all such policies of insurance required pursuant to this Article-shall contain a waiver of subrogation against the University, its Board of Governors, faculty, officers, employees, students, and agents.

14.   ASSIGNMENT:

      14.1 The Licensee will not assign, transfer, mortgage, charge or otherwise dispose of any or all of the rights, duties or obligations granted to it under this Agreement without the prior written consent of the University, which consent shall not be unreasonably withheld:

      14.2 The University shall have the right to assign its rights, duties and obligations under this Agreement to a company or society of which it is the sole shareholder in' the case of a company or of which it controls the membership, in the case of a society: In the event of such an assignment, the Licensee will release, remise and forever discharge the University from any and all obligations or covenants, provided however that such company or society, as the case may be, executes a written agreement which provides that such company or society shall assume all such obligations or covenants from the University and that the Licensee shall retain all rights granted to the Licensee pursuant to this Agreement and provided that such company or society has and is likely for the term of this, Agreement to continue to have the resources and ability to perform all obligations of the University hereunder.

15.   GOVERNING LAW AND ARBITRATION:

      15.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. Subject to Articles 15.2 and 15.3. the British Columbia Supreme-Court shall have exclusive jurisdiction over this Agreement.

      15.2 In the event of any dispute arising between the parties concerning this Agreement, its enforceability or the interpretation thereof, the same shall be settled by a single arbitrator appointed pursuant to the provisions of the Commercial Arbitration Act of British Columbia, or any successor legislation then in force. The place of. arbitration shall be Vancouver, British Columbia. The language to be used in the arbitration proceedings shall be English..

      15.3 Nothing in Article 15.2 shall prevent a party hereto from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

16.   NOTICES:

      16.1 All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only by personal delivery or by registered or certified mail, telex or fax, all postage and other charges prepaid, at the address for, such party set forth below or at such other address as any party may hereinafter designate in writing to the others. Any notice personally delivered or sent by telex or fax shall be deemed to have been given or received at the time of delivery, telexing or faxing. Any notice mailed as aforesaid shall be deemed to have been received on the expiration of five, days after it is posted, provided that if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a mail strike, slow down or labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effected if actually received.

If to the University:                      The Director University
                                           Industry Liaison Office
                                           University of British Columbia
                                           IRC 331 -- 2194 Health Sciences Mall
                                           Vancouver, British Columbia V6T IZ3
                                           Telephone: (604) 822-8580
                                           Fax: (604) 822-8589

If to the Licensee:                        Chemokine Therapeutics Corp.
                                           Suite 2200 - 1420 Fifth Avenue
                                           Seattle. Washington 98101

And with a copy to:                        Chemokine Therapeutics Inc.
                                           Unit 210 - 955 West Broadway
                                           Vancouver, British Columbia V5Z I K3
                                           Telephone: (604) 730-7743
                                           Fax:(604) 736-0118

17.   TERM:

      17.1 This Agreement and the license granted hereunder shall terminate on the expiration of a term of 20 years from the Date of Commencement or the expiration of the last patent obtained pursuant to Article 7 herein, whichever event shall last occur unless earlier terminated pursuant to Article 18 herein.

18.   TERMINATION:

      18.1 This Agreement shall automatically and immediately terminate without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purport, is commenced by or against the Licensee:

      18.2 The University may, at its option, terminate this Agreement immediately on the happening of any one or more of the following events by delivering notice in writing to that effect to the Licensee:

            (a) if the Licensee becomes insolvent,

            (b) if any execution, sequestration, or any other process of any court becomes enforceable against the Licensee or if any such process is levied on the rights under this

Agreement or upon any of the monies due to the University and is not released or satisfied by the Licensee within 30 days thereafter,

            (c) if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee,

            (d) if the Licensee is more than 30 days in arrears of royalties or other monies that are due to the University under the terms of this Agreement,

            (e) if the Technology or any Improvements becomes subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee,

            (f) if the Licensee ceases or threatens to cease to carry on its business.

            (g) if a controlling interest in the Licensee passes to any person or persons other than those having a controlling interest at the Date of Commencement, whether by reason of purchase of shares or otherwise, without the prior written consent of the University, such consent not to be withheld except as provided in Article 183,

            (h) if the composition of the Board of Directors of the Licensee is changed without the prior written consent of the University, such consent not to be withheld except as provided in Article 18.3,

            (i) if the Licensee undergoes a reorganization or any part of its business relating to this Agreement is transferred to a subsidiary or associated company without the prior written consent of the University, such consent not to be withheld except as provided in Article 18.3;

            (j) if the Licensee commits any breach of Articles 4.1, 11.1, 11.2 and 13,

            (k) if it is determined, pursuant to Article 11.6, that the Licensee is in breach of Article 11.4, or

            (l) if any sublicensee of the Licensee is in breach of its sublicense agreement with the Licensee and the Licensee does not cause such sublicensee to cure such default within 30 days of receipt of written notice from the University requiring that the Licensee cause such sublicensee to cure such default.

      18.3 The University shall not withhold its consent pursuant to Article 18.2(g), 18.2(h), or 18.2(i) unless the granting of such consent would result in the University having a contractual relationship with an entity with whom the University is prohibited from contracting with pursuant to its then existing policies. ,

      18.4 Other than as set out in Articles 18.1 and 18.2, if either party shall be in default under or shall fail to comply with the terms of this Agreement then the non-defaulting party shall have the right to terminate this Agreement by written notice to that effect if:

            (a) such default is reasonably curable within 30 days after receipt of notice of such default and such default or failure to comply is not cured within 30 days after receipt of written notice thereof, or

            (b) such default is not reasonably curable within 30 days after receipt of written notice thereof, and such default or failure to comply is not cured within such further reasonable period of time as may be necessary for the curing of such default or failure to comply.

      18.5 if this Agreement is terminated pursuant to Article 18.1, 18.2, or. 18.4, the Licensee shall make royalty payments to the University in the manner specified in Article 5, and 6 and the University may proceed to enforce payment of all outstanding royalties or other monies owed to the University and to exercise any or all of the rights and remedies contained herein or otherwise available to the University by law or in equity, successively or concurrently at the option of the University. Upon any such termination of this Agreement, the Licensee shall forthwith deliver up to the University all Technology and any University Improvements in its possession or control and shall have no further right of any nature whatsoever in the Technology or any University Improvements. On the failure of the Licensee to so deliver up the Technology and any University Improvements, the University may immediately and without notice enter the Licensee's premises and take possession of the Technology and any University Improvements. The Licensee will pay all charges or expenses incurred by the University in the enforcement of its rights or remedies against the Licensee including, without limitation, the University's legal fees and disbursements on an indemnity basis.

      18.6 The Licensee shall cease to use the Technology or any University Improvements in any manner whatsoever or to manufacture or sell the Products within five days from the Effective Date of Termination. The Licensee shall then deliver or cause to be delivered to the University, an accounting within 30 days from the Effective Date of Termination. The accounting will specify, in or on such terms as the University may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Date of Termination. The University will instruct that the unsold Products be stored, destroyed, or sold under its direction, provided the Agreement was terminated pursuant to Article 18.2 or 18.4. Without limiting the generality of the foregoing, if the Agreement was terminated pursuant to Article 18.1, the unsold Products will not be sold by any party without the prior written consent of the University. The Licensee will continue to make royalty payments to the University in the same manner specified in Article 5 and 6 on all unsold Products that are sold in accordance with this Article 18.6, notwithstanding anything contained in or, any exercise of rights by the University under Article
18.5 herein. .

      18.7 Notwithstanding the termination of this Agreement, Article 12 shall remain *in full force and effect until six years after

            (a) all payments of royalty required to be made by the Licensee to the University under this Agreement have been made by the Licensee to the University, and

            (b) any other claim or claims of any nature or kind whatsoever of the University against the Licensee has been-settled.

19.   MISCELLANEOUS COVENANTS OF LICENSEE:

      19.1 The Licensee hereby represents and warrants to the University that the Licensee is a corporation duly organized, existing, and in good standing under the laws of the State of Washington and has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

      19.2 The Licensee represents and warrants that it has the expertise necessary to handle the Technology and any Improvements with care and without danger to the Licensee, its employees agents, or the public. The Licensee shall not accept delivery of the Technology or any Improvements until it has requested and received from the University all necessary information and advice to ensure that it is capable of handling the Technology and any improvements in a safe and prudent manner.

      19.3 The Licensee shall comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise with respect to the Technology and any Improvements and/or this Agreement.

      19.4 Upon the presentation of itemized bills to the Licensee by the University, the Licensee shall pay all reasonable legal expenses and costs incurred by the University in respect of any consents and approvals required from the University, including but not limited to expenses and costs in respect of the University's review of any sublicenses to be granted by the Licensee.

      19.5 The Licensee shall pay all taxes and any related interest or penalty howsoever designated and imposed as a result of the existence or operation of this Agreement, including, but not limited to, tax which the Licensee is required to withhold or deduct from payments to the University. The Licensee will furnish to the University such evidence as may be required by Canadian authorities to' establish that any such tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If the University is required to collect a tax to be paid by the Licensee or any of its sublicensees, the Licensee shall pay such tax to the University on demand.

      19.6 The obligation of the Licensee to make all payments hereunder will be absolute and unconditional and will not, except as expressly set out in this Agreement, be affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against the University, or anyone else for any reason whatsoever.

      19.7 All amounts due and owing to the University hereunder but not paid by the Licensee on the due date thereof shall bear interest in Canadian dollars at the rate of one per cent (1 %) per month. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

20.   GENERAL:

      20.1 The Licensee shall permit any duly authorized representative of the University during normal business hours and at the University's sole risk and expense to enter upon and into any premises of the Licensee for the purpose of inspecting the Products and the manner of their manufacture and generally of ascertaining whether or not the provisions of this Agreement have been, are being, or will be complied with by the Licensee.

      20.2 Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party's name in any way not specifically authorized by this Agreement. No party shall lie liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

      20.3 Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns.

      20.4 No condoning, excusing or overlooking by any party of any default, breach or nonobservance by any other party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party; save only an express waiver in writing.

      20.5 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

      20.6 Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof.

      20.7 The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.

      20.8 In the event that any Article, part, section, clause, paragraph, or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

      20.9 The parties hereto acknowledge that the law firm of Richards Buell Sutton has acted solely for the University in connection with this Agreement and that all other parties hereto have been advised to seek independent legal advice.

      20.10 This Agreement sets forth the entire understanding between the parties and no modifications hereof shall be binding unless executed in writing by the parties hereto.

      20.11 Time shall be of the essence of this Agreement.

      20.12 Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.

      IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement on the 22 day of September, 1999 but effective as of the Date of Commencement.

SIGNED FOR AND ON BEHALF of
THE UNIVERSITY OF BRITISH COLUMBIA
by its duly authorized officers:

____________________________________
Authorized Signatory

____________________________________
Authorized Signatory

THE CORPORATE SEAL of
CHEMOKINE THERAPEUTICS CORP.
was hereunto affixed in the presence of:

____________________________________
Authorized Signatory

____________________________________
Authorized Signatory

                                  SCHEDULE "A"

                           DESCRIPTION OF "TECHNOLOGY"

TECHNOLOGY:             UBC File 97-0981, "Stromal Derived factor I (SDF-I)
                        Peptide Agonists and Antagonists"

PATENTS:                Canadian Patent Application 2,226,391 filed March 13,
                        1998.

                        Canadian Patent Application 2,245,224 filed August 14, 1998.

                        International PCT Application No. PCT/CA99100221 "Therapeutic Chemokine Receptor Antagonists" filed March 12, 1999

                        International PCT Application No. PCT/CA99100750 "Therapeutic Chemokine Receptor Antagonists" filed August 16, 1999

                                  SCHEDULE "13"

                  PAYMENT SCHEDULE OF MINIMUM ANNUAL ROYALTIES

                             TO BE PAID BY LICENSEE

DATE OF PAYMENT                             AMOUNT TO BE PAID
---------------                             -----------------
 Year 1                                         $ 25,000
 Year 2                                         $ 50,000
 Year 3                                         $ 75,000
 Year 4                                         $100,000
 Year 5 onwards                                 $150,000